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                                                                     Exhibit 4.1

                          SkyTel Communications, Inc.
                             200 South Lamat Street
                           Jackson, Mississippi 39201



                                  May 28, 1999



The Chase Manhattan Bank
450 West 33rd Street
New York, NY 10001
Attention:  Administrator-SkyTel Communications, Inc.


                    Re:  Amendment No. 1 to Rights Agreement
                         -----------------------------------

Ladies and Gentlemen:

          Pursuant to Section 26 of the Rights Agreement (the "Rights Agreement"), dated as of July 26, 1989, between SkyTel Communications, Inc., formerly known as Mobile Telecommunication Technologies Corp. (the "Company"), and The Chase Manhattan Bank, successor to NCNB Texas National Bank, as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

          1. Section 1(j) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "(j) "Expiration Date" shall mean the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which all exercisable Rights are exchanged as provided in Section 27 hereof, and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement)."

          2. Section 1(n) of the Rights Agreement is hereby amended by adding the following new Section 1(nn) immediately thereafter:

          (nn) "Merger Agreement" means the Agreement and Plan of Merger, dated
                ----------------
          as of May 28, 1999, among MCI Worldcom,
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May 28, 1999
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          Inc., a Georgia corporation, ("Parent"), Empire Merger Inc., a
          Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company.

          3. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

               Notwithstanding anything in this Agreement to the contrary, none of Parent, Sub, any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and none of a Distribution Date, a Share Acquisition Date, or a Triggering Event shall be deemed to occur or to have occurred, and that the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Merger Agreement or the Option Agreement (as defined in the Merger Agreement), the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement or the Option Agreement.

          4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

          5. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

          6. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          7. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          8. This Amendment No. 1 to the Rights Agreement shall be effective as of, and immediately prior to, the earlier of
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The Chase Manhattan Bank
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(i) execution and delivery of the Merger Agreement and (ii) the execution and delivery of the Option Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

          9. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.


                                        Very truly yours,

                                        SkyTel Communications, Inc.


                                        By:  /s/ John T. Stupka
                                           -------------------------------------
                                           Name:  John T. Stupka
                                           Title:  President and
                                                    Chief Executive Officer



Accepted and agreed to as of the
effective time specified above:

The Chase Manhattan Bank


By: /s/ Eric R. Leason
    -----------------------------
    Name: Eric R. Leason
    Title: Vice President